Exhibit 10.84

SECOND EXECUTIVE SALARY CONTINUATION AGREEMENT

This Second Executive Salary Continuation Agreement (the “Agreement”) is made effective April 1, 2010 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and Tom Sommer (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.                                   The Executive is a valued executive of the Bank, and currently serves as the Bank’s Senior Vice President and Chief Credit Officer.

B.                                     The Bank’s Board of Directors (the “Board”) has determined that the Executive’s services to the Bank are valuable.  The Bank and the Executive desire to enter into this Agreement under which the Bank has agreed to make certain payments to the Executive at retirement.  These payments shall be in addition to Executive’s right to payments under that certain Executive Salary Continuation Agreement dated March 1, 2007, as amended on March 1, 2008 (the “First Salary Continuation Agreement”).

C.                                     The Parties intend that this Agreement shall constitute an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The parties further intend that this Agreement shall constitute a nonqualified deferred compensation arrangement under the Internal Revenue Code (“Code”).  The Executive is fully advised of the Bank’s financial status and has had substantial input in the design of and benefits provided under this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.                                         EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board. At all times, unless modified in writing, the Executive’s employment shall be at-will.  Subject to the terms of this Agreement, either the Bank or the Executive may terminate the employment relationship at any time, for any reason or for no reason.

II.                                     FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of salary continuation benefits.

III.                                 RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT

For purposes of this section, “Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after April 1, 2013.

A.            Retirement Benefit.

If the Executive Retires on or after April 1, 2016, the Bank shall pay the Executive an annual retirement benefit equal to Ten Thousand Dollars and No/100 ($10,000.00), in equal monthly installments (each of which shall be 1/12 of the annual benefit), for a period of one hundred and eighty (180) months, commencing on the first day of the month following the date of the Executive’s Retirement.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or VIII.

B.            Early Retirement Benefit.

If the Executive Retires on or after April 1, 2013 and prior to April 1, 2016, the Bank shall pay the Executive an annual early retirement benefit, based on the month of retirement, equal to:

Retirement	Annual	Retirement	Annual	Retirement	Annual
Month	Amount	Month	Amount	Month	Amount
Apr 2013	$5,000.00	May 2014	$6,805.56	Jun 2015	$8,611.11
May 2013	$5,138.89	Jun 2014	$6,944.44	Jul 2015	$8,750.00
Jun 2013	$5,277.78	Jul 2014	$7,083.33	Aug 2015	$8,888.89
Jul 2013	$5,416.67	Aug 2014	$7,222.22	Sep 2015	$9,027.78
Aug 2013	$5,555.56	Sep 2014	$7,361.11	Oct 2015	$9,166.67
Sep 2013	$5,694.44	Oct 2014	$7,500.00	Nov 2015	$9,305.56
Oct 2013	$5,833.33	Nov 2014	$7,638.89	Dec 2015	$9,444.44
Nov 2013	$5,972.22	Dec 2014	$7,777.78	Jan 2016	$9,583.33
Dec 2013	$6,111.11	Jan 2015	$7,916.67	Feb 2016	$9,722.22
Jan 2014	$6,250.00	Feb 2015	$8,055.56	Mar 2016	$9,861.11
Feb 2014	$6,388.89	Mar 2015	$8,194.44	Apr 2016	$10,000.00
Mar 2014	$6,527.78	Apr 2015	$8,333.33
Apr 2014	$6,666.67	May 2015	$8,472.22

The early retirement benefit shall be paid in lieu of any other benefit under this Agreement, in equal monthly installments (each of which shall be 1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing on the first day of the month following the date of the Executive’s Retirement.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control.  Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or VIII.  If the Executive Retires before April 1, 2013, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement.

IV.                                DEATH BENEFIT

In the event of the Executive’s death, whether or not Executive has already begin to receive payments under this Agreement, the Bank shall pay to the Designated Beneficiary a lump sum amount equal to Executive’s Accrual Balance (or remaining Accrual Balance, as the case may be) in lieu of any other benefit under this Agreement.  The term “Accrual Balance” means the liability accrued by the Bank under Generally Accepted Accounting Principles for the Bank’s obligation to the Executive under this Agreement, applying the discount rate described in Section X(L).  The Accrual Balance shall be calculated on a monthly basis.  The term “Designated Beneficiary” means the person, entity, or estate of the Executive, designated by the Executive to receive any benefits that may become payable under this Agreement following the Executive’s death, provided that if there is no Designated Beneficiary, then the Executive’s Designated Beneficiary shall be the Executive’s surviving spouse, i.e., the person to whom the Executive was legally married on the date of death.  If there is no surviving spouse, then the Designated Beneficiary shall be the Executive’s estate.

V.                                    TERMINATION OF EMPLOYMENT AND DISABILITY

“Termination of Employment” or “Employment Terminates” means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity.  Termination of Employment does not include the Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or by statute.  Notwithstanding the foregoing, Executive’s employment shall be deemed to have terminated, and Executive shall have suffered an Employment Termination, when the Parties reasonably anticipate that Executive will have a permanent reduction in the level of bona fide services provided to the Bank, to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by Executive to the Bank in the immediately preceding thirty-six (36) month period. Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be construed in accordance with Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time (collectively referred to as “Code Section 409A”).

A.            Voluntary Termination of Employment.

In the event of the Executive’s Voluntary Termination prior to Retirement or prior to a Change In Control, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement.  “Voluntary Termination” means the Executive’s Employment Terminates prior to Retirement by Executive’s voluntary action.

B.            Involuntary Termination of Employment.

In the event of the Executive’s Involuntary Termination prior to Retirement, the Bank shall pay the Executive an involuntary termination benefit, in lieu of any other benefit under this Agreement.  The involuntary termination benefit shall be an amount equal to the present value (determined as of the first day of the month in which Involuntary Termination occurs) of the annual early retirement benefit that Executive would have received for fifteen (15) years had Executive Retired on the first day of the month in which Involuntary Termination occurs, as described in Section III(B) above.  The involuntary termination benefit shall be paid in a lump sum, determined by using the assumptions set forth in Section X(L) and the payment shall be made on the date the Executive attains age sixty-five (65).  “Involuntary Termination” means the Executive’s Employment Terminates by action of the Bank prior to Retirement, and such Termination of Employment is not For Cause.   Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or VIII.

C.            Termination of Employment For Cause.

In the event the Executive’s Employment Terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all benefits and shall not be entitled to receive any benefits under this Agreement.  “For Cause” shall mean any of the following actions by the Executive that result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit.  If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

D.            Disability.

In the event the Executive becomes Disabled on or after April 1, 2013 and prior to Retirement or Termination of Employment, and Executive’s Employment Terminates because of such Disability, the Bank shall pay the Executive an annual disability benefit in an amount determined by calculating the annual amount payable if the Executive’s Accrual Balance, determined as of the first day of the month in which the Executive’s Employment Terminates due to Disability, is paid over fifteen (15) years with interest accruals.  The Accrual Balance shall be calculated on a monthly basis as described in Section IV above.

The disability benefit shall be paid in lieu of any other benefit under this Agreement, in equal monthly installments (each of which shall be 1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing on the first day of the month following the date of the Executive’s Termination of Employment.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or VIII.

“Disabled” or “Disability” shall mean that the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician. Such resolution shall be binding upon all Parties to this Agreement.  The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances.  Notwithstanding anything to the contrary, the term “Disability” shall be construed in accordance with Code Section 409A.

VI.                                CHANGE IN CONTROL

Upon a Change In Control, the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in Section X(L), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until April 1, 2016.  The lump sum payment shall be made on the first day of the month following the date of Change In Control.  Change In Control benefit projections are included in Exhibit A attached hereto.  The payment of a lump sum pursuant to this Section shall be in lieu of any other benefit under this Agreement.  Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII, VIII and XIII.

A “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change In Control.  Transfers of Bank stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change In Control.  For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank.  A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.

VII.                            SPECIFIED EMPLOYEE REQUIREMENTS

A.            Six-Month Delay.

Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of Termination of Employment, payments under this Agreement upon Termination of Employment may not be made before the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive).  Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

B.            Specified Employee.

Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s Termination of Employment, Executive is a Key Employee of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.

C.            Key Employee.

If Executive meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1.  Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Section 409A.

VIII.                        TARP RESTRICTIONS

A.            Notwithstanding anything to the contrary, the benefits provided in this Agreement shall be subject at all times to the Emergency Economic Stabilization Act of 2008, as modified or amended from time to time, including the American Recovery and Reinvestment Act of 2009 (“EESA”) and the rules, regulations and guidance issued under EESA from time to time (the “EESA Guidance”).  The “EESA Guidance” shall include, without limitation, the rules and regulations issued from time to time by the Department of the Treasury (the “Department”), including the TARP Standards for Corporate Governance issued under 31 CFR Part 30 as published in the Federal Register on June 15, 2009, as amended from time to time.

B.            Executive is currently, or may in the future become, subject to the provisions of EESA and/or the EESA Guidance for the period required by EESA and the EESA Guidance.  Executive expressly acknowledges, understands and agrees that Executive’s rights to payments and compensation under this Agreement, under the First Salary Continuation Agreement and under any other compensation plan or arrangement of the Bank (this Agreement, the First Salary Continuation Agreement and any and all such arrangements, collectively, the “Benefit Plans”) will or may in the future be limited or forfeited to ensure that such Benefit Plans comply with and are administered in accordance with the provisions of EESA and the EESA Guidance.

C.            In accordance with EESA and the EESA Guidance, the compensation payable to the Executive under this Agreement may be subject to (i) the clawback of any bonus, retention or incentive compensation paid or granted to the Executive under any Benefit Plan based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate or as otherwise provided under the EESA Guidance; and (ii) the potential for the reduction, elimination or forfeiture of the amounts payable to the Executive under this Agreement or otherwise as a result of the limitations on golden parachute payments under EESA and the EESA Guidance.

D.            Executive hereby expressly consents to any modifications and limitations of this Agreement and any other Benefit Plan to the extent necessary to ensure compliance with EESA and the EESA Guidance, and voluntarily waives any claim against the Bank or its affiliates for any changes to the Executive’s compensation or benefits that are required in order to comply with EESA or the EESA Guidance.

IX.                                RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. To the extent the Executive or any successor in interest becomes eligible to receive benefits under this Agreement, he or she shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Bank reserves the absolute right, in its sole discretion, to purchase life insurance in conjunction with the benefits provided under this Agreement.  The Bank further reserves the absolute right, in its sole discretion, to establish a grantor trust which may be used to hold Bank assets to be maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Bank’s creditors.  If a trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent assets are utilized to meet its obligations.  Any trust established by the Bank and the assets held in trust shall conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).  The Bank reserves the absolute right, in its sole discretion, to terminate any life insurance purchased or any grantor trust established for these purposes at any time, in whole or in part.  At no time shall the Executive have any lien or right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

X.                                    MISCELLANEOUS

A.            Prohibition Against Alienation or Assignment.

The Executive, his surviving spouse, and any other beneficiary(ies) under this Agreement shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefit which may become payable hereunder.

No benefits shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts to assign, commute, hypothecate, transfer or dispose of the benefits which may become payable hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.            Binding Obligation of the Bank and Any Successor in Interest.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person agrees, in writing, to assume and discharge the Bank’s duties and obligations under this Agreement. This Agreement shall be binding upon the Parties, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation.

It is agreed by and between the Parties that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.            Gender.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.             Effect on Other Bank Benefit Plans.

Except as provided in Section VIII, nothing contained in this Agreement shall affect the Executive’s right or shall create any rights to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan sponsored or offered by the Bank.

F.             Headings.

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.            Applicable Law.

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

H.            12 U.S.C. § 1828(k).

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.              Partial Invalidity.

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.             Not a Contract of Employment.

This Agreement shall not be deemed to constitute a contract of employment between the Parties, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment. At all times, the Executive’s employment shall remain at-will.

K.            Effective Date.

This Agreement shall be effective on the Effective Date specified above.

L.             Present Value.

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the APB 12 calculations for this Agreement. The initial rate shall be six percent (6%).

M.           Contradiction in Terms of Agreement and Exhibits.

If there is a contradiction in the terms of this Agreement and the exhibits attached hereto with respect to the benefits payable, then the terms set forth in the Agreement shall control.

XI.                                ERISA PROVISIONS

A.            Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank.  The Board, in its discretion, may appoint one or more individuals to serve in this capacity.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement.  The Named Fiduciary may delegate to others certain aspects of the management and operation, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration.

In the event a dispute arises with respect to benefits under this Agreement and the disputed benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused.  The Named Fiduciary and Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for the denial, and providing references to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired.  A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the prescribed sixty (60) day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the initial claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments that may be appropriate.  In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration.  The arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The arbitrator shall operate under any generally recognized set of arbitration rules.  The Parties agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as described above and the Parties agree to be bound by the arbitrator’s decision.

XII.                            TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form.  If any such assumptions should change and the change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement.  This paragraph shall become null and void effective immediately upon a Change In Control.

XIII.                        CODE SECTION 280G

Notwithstanding any provision of this Agreement to the contrary, if all or a portion of any benefit payment under this Agreement, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank by reason of Code Section 280G, the Bank may, in its sole discretion, reduce the benefits payable under this Agreement as necessary to avoid the application of Section 280G.  The Bank shall have the power to reduce benefits payable under this Agreement to zero, if necessary.

XIV.                       COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his Retirement. This section shall not apply following a Change In Control.

XV.                           PROHIBITION AGAINST ACCELERATION

Notwithstanding anything to the contrary, neither the time nor scheduling of payments under this Agreement may be accelerated unless such acceleration is permissible under Code Section 409A, other applicable law and the terms of this Agreement.

IN WITNESS WHEREOF, the Parties acknowledge that each has carefully read this Agreement and executed the original on the date written below and that, upon execution, each has received a conforming copy.

BANK:		EXECUTIVE

CENTRAL VALLEY COMMUNITY BANK		TOM SOMMER

By:	/s/ Daniel Doyle	/s/ Tom Sommer
Name: Daniel Doyle		Tom Sommer
Title: President and Chief Executive Officer

		Date:	5/7/10
Date:	5/7/10

Exhibit A

CLARKCONSULTING	Salary Continuation Plan	Plan Year Reporting

Hypothetical Termination Benefits Schedule

Thomas Leon Sommer

Birth Date: 2/23/1948				Early Voluntary Termination		Disability		Change in Control
Plan Anniversary Date: 4/1/2011 Normal Retirement: 3/31/2016, Age 68 Normal Retirement Payment: Monthly for15 years				Annual Benefit (3) Amount Payable at Separation from Service		Annual Benefit (3) Amount Payable at Separation from Service		Lump Sum Benefit Amount Payable at Separation from Service
Values	Discount Rate	Benefit Level (2)	Accrual Balance	Vesting	Based On Benefit	Vesting	Based On Benefit	Vesting	Based On Accrual
as of	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Apr 2010(1)	6.00%	10,000		0.00%	0	0.00%	0	100%	119,088
Mar 2011	6.00%	10,000	18,121	0.00%	0	0.00%	0	100%	119,088
Mar 2012	6.00%	10,000	37,360	0.00%	0	0.00%	0	100%	119,088
Mar 2013	6.00%	10,000	57,786	0.00%	0	0.00%	0	100%	119,088
Mar 2014	6.00%	10.000	77,692	50.00%	5,000	50.00%	5,000	100%	119,088
Mar 2015	6.00%	10.000	97,540	66.67%	6,667	66.67%	6,667	100%	119,088
Mar 2016	6.00%	10,000	119,088	100.00%	10,000	100.00%	10,000	100%	119,088

(1)	The first line reflects just the initial values as of April 1, 2010.

(2)	The benefit amount includes a 3.00% guaranteed inflator during the payout period.

(3)

Beginning on the first anniversary during the applicable installment period and each anniversary thereafter, the annual benefit amount shall increase by 3.00%. The annual benefit amoun will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

*

The purpose of this hypothetical illustration is to show the participant’s annual benefit based on various termination assumptions. Actual benefits are based on the terms and provisions of the plan agreement. Consequently, actual benefits may differ from those shown on this Hypothetical Termination Benefits Schedule.

Salary Continuation Plan for Central Valley Community Bank - Fresno, CA 60194 58636 464918 v10.04.06 04/07/2010:08 SCP-E,F	Securities offered through Clark Securities, Inc., DBA CCFS, Inc. in Texas Member FINRA & SIPC, Dallas, TX 75201, (800) 999-3125.

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